Company Contact:	Investor Relations:
James R. McKnight, Jr.	Kerry D. Massey
Chief Executive Officer	Chief Financial Officer
615-771-7575	615-771-7575
Rebecca Bodie Named Chief Operating Officer of Diversicare

BRENTWOOD, TN, (February 20, 2020) Diversicare Healthcare Services, Inc. (OTCQX: DVCR), a premier provider of long-term care services, announced today that Ms. Rebecca Bodie will be joining the Company in March 2020 as Executive Vice President and Chief Operating Officer, taking over the position from former Chief Operating Officer, Ms. Leslie Campbell, who resigned effective March 31, 2020.
Commenting on the announcement, Jay McKnight, President and Chief Executive Officer, said, “I am extremely pleased that Becky Bodie will be returning to Diversicare as our COO. Becky was with us from 2013 until 2016, a key time in the Company’s growth, and we are excited to have her rejoining the team. She has extensive experience in our industry and has held key leadership positions in nursing home operations, therapy, compliance, reimbursement, and other related areas of long-term care. Ms. Bodie is an occupational therapist and a licensed nursing home administrator.”
Mr. McKnight continued, “It is with mixed emotions that we announce that Leslie Campbell will be leaving Diversicare next month. Leslie has been an integral part of our Company, a consistent leader of her team, and a great partner to me in my roles as CFO and now CEO. We greatly appreciate the fact that Leslie has continued with us through the conclusion of our government matter - a matter that originated before she or I joined the company. Personally and on behalf of our Board, we thank Leslie for everything she has done for Diversicare and we wish her all the best in her next opportunity.”
Mr. McKnight concluded, “With the phenomenal team we have, Leslie’s commitment to a smooth transition plan, and Becky’s return to the Company, we are confident that we will continue our recent progress.”

About Diversicare Healthcare Services, Inc.
As of February 20, 2020, Diversicare provides long-term care services to patients in 62 skilled nursing and senior housing centers containing 7,329 licensed nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.

FORWARD-LOOKING STATEMENTS
The "forward-looking statements" contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend," and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of new nursing centers, as well as successfully operate all of our existing centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to extend or replace our current credit facility, our ability to comply with covenants contained in those credit agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, no assurance that an active market for the Company’s Common Stock will develop on OTCQX, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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